P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 25, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES
9% INCREASE IN QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.12 per common share, representing a 9% increase from last quarter's dividend and a 20% increase over the dividend paid a year ago.
"The Board's decision to increase the dividend reflects our confidence in Peoples' long-term earnings outlook," said Chuck Sulerzyski, Peoples' President and CEO. "The higher dividend also brings the payout ratio in line with our target range of 25% to 40%. We remain committed to generating shareholder returns superior to our peers through consistently strong earnings with appropriate dividend payouts."
This quarterly dividend is payable on November 19, 2012, to common shareholders of record on November 5, 2012. Based on 10.7 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.3 million, or 26.6% of Peoples' reported third quarter 2012 earnings. This quarterly dividend also produces an annualized yield of 2.25% based on the closing stock price of Peoples' common shares of $21.29 on October 24, 2012.
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 46 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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